Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of InfoLogix, Inc. of our report dated March 23, 2007, except for the classification of certain amounts in revenues and costs of sales, which date is March 27, 2008, with respect to the consolidated financial statements of InfoLogix, Inc. included in Annual Report on Form 10-K of InfoLogix, Inc. for the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania

February 3, 2010